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                                                                 EXHIBIT 4.184


                            SUPPORT AGREEMENT BETWEEN
                               DTE ENERGY COMPANY
                                       AND
                             DTE CAPITAL CORPORATION

                  THIS SUPPORT AGREEMENT, dated as of January 21, 1998, is between DTE ENERGY COMPANY, a Michigan corporation ("Parent"), and DTE CAPITAL CORPORATION, a Michigan corporation ("Subsidiary").

                  WHEREAS, Parent is the owner of 100% of the outstanding common stock of Subsidiary;

                  WHEREAS, Subsidiary intends from time to time to make borrowings from the lenders party to the Amended and Restated $400,000,000 Credit Agreement (such agreement as it may be amended and in effect from time to time, the "Credit Agreement"), dated on or about January 21, 1998 among the Subsidiary, the lenders party thereto and Citibank, N.A. as Administrative Agent (such lenders and the Administrative Agent being hereinafter collectively referred to as the "Lenders"), and to issue debt securities to the Lenders pursuant to the Credit Agreement (such borrowings and debt securities, including without limitation all interest, fees, expenses and other amounts payable in accordance with the documentation relating to such borrowings and debt securities being hereinafter collectively referred to as "Debt");

                  WHEREAS, Parent and Subsidiary desire to take certain actions to enhance and maintain the financial condition of Subsidiary as hereinafter set forth in order to enable Subsidiary and its subsidiaries to incur indebtedness on more advantageous and reasonable terms; and

                  WHEREAS, the Lenders will rely upon this Agreement in making loans or extending credit to Subsidiary;

                  NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Stock Ownership. During the term of this Agreement, Parent will own all of the voting common stock of Subsidiary and The Detroit Edison Company ("DECO") now or hereafter issued and outstanding.

                  2. Negative Pledge. During the term of this Agreement, Parent will not create or suffer to exist any lien, security interest or other charge of encumbrance, upon or with respect to any voting common stock of DECO from time to time owned by Parent or any capital stock of Subsidiary from time to time owned by Parent, provided, however, that any restriction on the payment of dividends by DECO or Subsidiary contained in any subordinated debt instrument, preferred stock or preference stock of DECO or Subsidiary shall not constitute a lien, security interest or other charge or encumbrance.

                  3. Liquidity Provision. If, during the term of this Agreement, Subsidiary is unable to make timely payment of interest, principal or premium, if any, on any Debt owing to any Lender by Subsidiary, Parent promptly shall provide to Subsidiary, at its request, such funds (in the form of cash or liquid assets) in an amount sufficient to permit Subsidiary to make timely payment in respect of such Debt as equity or as a loan, as Parent shall determine


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in its sole discretion. If such funds are advanced to Subsidiary as a loan, such loan shall be on such terms and conditions, including maturity and rate of interest, as Parent and Subsidiary shall agree. Notwithstanding the foregoing, any such loan shall be subordinated to any and all Debt of Subsidiary owing to any Lender to the extent and in the manner set forth in Section 7 below. Each of the parties hereto acknowledges that Parent's obligations hereunder do not constitute a guarantee by Parent of Debt of the Subsidiary.

                  4. Waivers. Parent hereby waives any failure or delay on the part of Subsidiary in asserting or enforcing any of its rights or in making any claims or demands hereunder. Subsidiary or any Lender may at any time, without Parent's consent, without notice to Parent and without affecting or impairing Subsidiary's or such Lender's rights or Parent's obligations hereunder, do any of the following with respect to any Debt: (a) make changes modifications, amendments or alterations, by operation of law or otherwise, including, without limitation, any increase in the principal amount of such Debt or the rate of interest payable thereon or any changes in the method of calculating the rate of interest payable thereon, (b) grant renewals and extensions and extensions of time, for payment or otherwise, (c) accept new or additional documents, instruments or agreements relating to or in substitution of said Debt, or (d) otherwise handle the enforcement of their respective rights and remedies in accordance with their business judgment.

                  5. Amendment; Suspension. This Agreement may be amended or terminated at any time by written amendment or agreement signed by both parties; provided, however, that except as set forth in the next succeeding sentence, no amendment to the Agreement which adversely affects the rights of Subsidiary or any Lender and no termination of this Agreement shall be effective as to Subsidiary or any Lender until such time as all Debt owing to such Lender by Subsidiary on the date of such amendment or termination shall have been paid in full and such Lender's Commitment (as defined in the Credit Agreement) shall have been terminated, unless such Lender shall consent in writing to the contrary. Notwithstanding the foregoing, Parent's obligations under this Agreement shall be suspended and shall be of no force and effect as to the parties hereto and as to all Lenders if and for so long as (i) Subsidiary shall have (A) a long-term debt rating of not less than "A-" from Standard & Poor's Corporation or its successor ("S&P) or a long-term debt rating of not less than "A3" from Moody's Investors Service or its successor ("Moody's") or (B) a short-term debt rating of not less that "A-2" from S&P or a short-term debt rating of not less than "Prime-2" from Moody's and (ii) Parent shall have submitted a written request to the Subsidiary that its obligations under this Agreement be so suspended (with a copy to the Administrative Agent) and shall not have revoked such request in writing. Parent covenants that it will revoke any such request to the extent that the suspension of Parent's obligations under this Agreement has an adverse effect on any debt rating of Subsidiary. For purposes of this Section 5, ratings shall be based upon unsecured non-credit enhanced debt of Subsidiary.

                  6. Rights of Lender. Subsidiary hereby assigns and pledges to the Lenders, for the ratable benefit of each Lender, Subsidiary's rights under Sections 1, 2, 3 and 4 of this Agreement, and, if Subsidiary fails or refuses to take timely action to enforce its rights under Section 1, 2, 3 or 4 of this Agreement, any Lender may enforce such rights on behalf of Subsidiary directly against Parent. Parent hereby consents to such assignment and pledge. This assignment and pledge secures all obligations of Subsidiary under the Credit Agreement


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and the Notes (as defined in the Credit Agreement). Subsidiary and Parent agree, for the benefit of the Lenders, to execute and deliver all further instruments and documents, and take all further action, that Lenders may request in order to perfect and protect any security interest purported to be granted hereby or to enable the Lenders to enforce their rights and remedies hereunder.

                  7. Subordination. All loans made by Parent to Subsidiary pursuant to Section 3 hereof (the "Subordinated Loans") shall be subordinate and junior in right of payment to the prior payment in full of all Debt from time to time outstanding owing to any Lender, to the extent and in the manner provided below:

                  (a) Unless and until all Debt owing to the Lenders shall have been paid in full and the Commitments shall have been terminated:

                           (i) Parent will not sell, assign or otherwise
                  transfer any claim against Subsidiary in respect of any Subordinated Loan unless such transfer is made expressly subject to this Agreement and the transferee shall execute an instrument whereby the transferee agrees to be bound by the provisions of this Section 7;

                           (ii) Subsidiary will not make, and Parent will not
                  demand, accept or receive, any direct or indirect payment (in cash, property, by set-off or otherwise) of or on account of any Subordinated Loan, and no such payment shall be due, except that nothing contained in this Section 7(a) shall prevent Subsidiary from making, or Parent from accepting and receiving, any payment on account of Subordinated Loans, if there is not then in existence a default by Subsidiary under the Credit Agreement or the Notes (as defined in the Credit Agreement) or a default by Parent under this Agreement.

                  (b) In the event of (x) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relative to Subsidiary or its creditors of its property, or (y) any proceeding for the voluntary liquidation, dissolution or other winding up of subsidiary, whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or other marshalling of the assets of Subsidiary, then and in any such event:

                           (i) all Debt owing to the Lenders shall be paid in
                  full before any payment or distribution of any character (whether in cash, securities or other property) shall be made in respect of any Subordinated Loans;

                           (ii) any payment or distribution of any character
                  (whether in cash, securities or other property) which would otherwise (but for the provisions of this Section 7) be payable or deliverable in respect of any Subordinated Loan shall be paid or delivered directly to the Lenders until all Debt owing to the Lenders shall have been paid in full;

                           (iii) Parent irrevocably authorizes and empowers the
                  Lenders to demand, sue for, collect and receive any such payment or distribution and to

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                  receipt therefor and to file all such claims and take all such other action, in the name of Parent or the Lenders or otherwise, as the Lenders may determine to be necessary or appropriate for the enforcement of the provisions of this
                  Section 7 (Parent hereby agreeing to execute and deliver to the Lenders such further instruments confirming such authorization and such powers of attorney, proofs of claim, assignments of claim and other instruments as may be requested by the Lenders in order to enable them to enforce any and all claims with respect to any Subordinated Loans); and

                           (iv) in case any payment or distribution shall,
                  despite the foregoing provisions, be paid or delivered to Parent before all Debt owing to the Lenders shall have been paid in full, such payment or distribution shall be held in trust for, and shall be paid and delivered to, the Lenders until all Debt owing to the Lenders shall have been paid in full.

                  (c) Until all Debt shall be paid in full, Parent hereby defers all rights of subrogation in respect of any payment of Debt made by Parent. Upon payments in full of Debt owing to Lenders, Parent shall be subrogated to the rights of Lenders to receive any further payment or distributions in respect of Debt, provided, however, that nothing in this Section 7(c) will prohibit the Parent from receiving any payments permitted under Section 7(a)(ii).

                  (d) Notwithstanding anything contained in this Section 7, the Parent shall have the right to loan up to $200,000,000 to the Subsidiary pursuant to one or more "make-well", "keep-well" or support agreements, which loans may be pari passu in right of payment with the payment in full of all Debt from time to time outstanding owing to any Lender.


                  8. Notices. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or made by United States first class mail, telex, facsimile transmission or hand delivery, addressed as follows:

                  If to Parent:        2000 Second Avenue
                                       Detroit, Michigan 48226-1279
                                       Attention:  Assistant Treasurer-Banking

                  If to Subsidiary:    2000 Second Avenue
                                       Detroit, Michigan 48226-1279
                                       Attention:  Assistant Treasurer

                  9. Successors. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and is also intended for the benefit of Lenders, and, notwithstanding that such Lenders are not parties hereto, each Lender shall be entitled to the full benefits of this Agreement and to enforce the covenants and agreements contained herein as set forth in Section 6. This Agreement is not intended for the benefit of any person other than Lenders and shall not confer or be deemed to confer upon any such person any benefits, rights or remedies hereunder.


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                  10. Governing Law. This Agreement shall be governed by the laws of the State of New York.

                                       DTE ENERGY COMPANY


                                       By
                                         -----------------------------------
                                          Name:
                                          Title:


                                       DTE CAPITAL CORPORATION

                                       By
                                         -----------------------------------
                                          Name:
                                          Title: